Exhibit 10.4

FORM OF LETTER AGREEMENT

[Address]

RE:	Retention Bonus

Dear [Name]:

To incentivize you to remain with and committed to GNC Holdings, Inc. (the “Company” or “we”) and General Nutrition Centers, Inc. (a subsidiary of the Company and, together with its subsidiaries, “GNCI”), we are offering you a retention bonus of $[amount] (the “Retention Bonus”) upon the terms set forth in this letter agreement. In order to be eligible for the Retention Bonus you must sign and return this letter agreement to me by June 18, 2020 acknowledging your agreement to its terms.

If you accept this offer, we will advance and pre-pay to you the full amount of the Retention Bonus (less required and elected withholdings), subject to your agreement to repay the Retention Bonus to the Company in part or in full, as applicable, if it is not earned in full on the terms and conditions set forth below.

You will earn the Retention Bonus provided you remain employed with GNCI as follows:

•	seventy-five percent (75%) upon an Emergence Event;

•

twenty-five percent (25%) on the sixtieth (60th) day following an Emergence Event that occurs within twelve (12) months of the date on which the Company files for bankruptcy under Chapter 11 of the Bankruptcy Code (the “Filing Date”).

Also, if you are terminated without Cause, die or become disabled within the twelve (12) months following the Filing Date and you sign and do not revoke the Company’s standard general release of claims within forty-five (45) days of your termination, you will earn one hundred percent (100%) of the Retention Bonus. If you do not sign or you revoke the release then you will be required to repay the Retention Bonus in such amounts as provided below. You agree that the earned and retained portion of the Retention Bonus will offset and reduce any severance to which you may become entitled under the GNC Executive Severance Pay Policy.

You will be required to repay to the Company (a) one hundred percent (100%) of the after-tax Retention Bonus if you voluntarily resign (including if you retire) or are terminated for Cause prior to an Emergence Event, and (b) twenty-five percent (25%) of the after-tax Retention Bonus if an Emergence Event doesn’t occur before the first anniversary of the Filing Date or you resign or are terminated for Cause prior to the sixtieth (60th) day following an Emergence Event (each of clauses (a) and (b), a “Repayment Event”).

If you are required to repay all or any portion of the Retention Bonus, then the after-tax amount will be determined assuming that you pay taxes at the highest effective marginal combined federal, state and local income tax rate for the year in which the Repayment Event occurs applicable to individual taxpayers residing in Pittsburgh, Pennsylvania. You agree to pay this amount promptly, but in no event more than thirty (30) days following the Repayment Event. Upon your termination or continuation of employment following a Repayment Event, GNCI may offset and reduce any other compensation owed you, such as unpaid or future wages and unreimbursed business expenses by the amount of the Retention Bonus you are required to repay to the Company. We reserve all other rights and remedies available to recoup the full amount of the Retention Bonus advanced under this letter agreement, including the right to file a legal claim in court.

Except as may otherwise be required by law, you agree not to disclose the existence of this Agreement or any of its terms to anyone other than your spouse or domestic partner and any financial or legal advisor who agrees to be bound not to make any such disclosure.

This letter does not confer upon you any right to continue in the employment of GNCI for any period or interfere with or otherwise restrict in any way the rights of your employer or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

For purposes of this agreement:

“Cause” will have the meaning set forth in your employment agreement with a GNCI entity. If you do not have an employment agreement with GNCI then “Cause” has the meaning set forth in the GNC Executive Severance Pay Policy as in effect on the date hereof and the existence of “Cause” shall be determined in accordance therewith. If, following your termination of employment the Company or GNCI discovers that you committed acts that constituted Cause for termination if they had been known at the time of termination, then you will be required to repay the Retention Bonus as if your employment were terminated for Cause.

“Emergence Event” means (i) the effective date of the Company’s plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code, (ii) dismissal of the Company’s Chapter 11 case, or (iii) conversion of the Company’s Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code.

This agreement will in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to conflicts of law principles thereunder. Any litigation arising out of this agreement shall be brought exclusively in Pennsylvania state court located in Pittsburgh, Pennsylvania, to which jurisdiction you and the Company hereby submit with respect to litigation arising out of this Agreement, and both you and the Company hereby knowingly and willingly waive their rights to a jury trial in any such litigation.

Please indicate your acceptance of the provisions of this agreement by signing the enclosed copy of this letter agreement and returning it to my attention by June 18, 2020. ESIGN and electronic copies are acceptable.

Very truly yours,

Steve Piano GNC SVP – CHRO

Agreed and Accepted.

Date: